POWER OF ATTORNEY

Each of the undersigned directors and officers of Exabyte Corporation hereby authorizes Stephen F. Smith as their true and lawful attorney-in-fact and agent: (1) to sign in the name of each such person and file with the Securities and Exchange Commission Registration Statements on Form S-3, and any and all amendments (including post-effective amendments) to such Registration Statements, for the registration under the Securities Act of 1933, as amended ("Securities Act"), of shares of Exabyte's common stock, $.001 par value, issued or issuable upon the conversion of Exabyte's Series G Convertible Preferred Stock, $.001 par value, Series H Convertible Preferred Stock, $.001 par value, and Series I Convertible Preferred Stock, $.001 par value, (collectively, the "Preferred Stock") or, if applicable, the exercise of warrants issued upon the redemption or other involuntary retirement of any of the Series I Preferred Stock by Exabyte, to be offered and sold by the owners thereof, and any other securities of the Company which the Company's Board of Directors authorizes to be included in such Registration Statements; and (2) to take any and all actions necessary or required in connection with such Registration Statements and amendments to comply with the Securities Act, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Signature	Title	Date

/s/ Tom Ward Tom Ward	President and Chief Executive Officer and Director	June 7, 2002
/s/ Juan A. Rodriguez Juan A. Rodriquez	Chairman of the Board, Chief Technologist and Director	June 7, 2002
/s/ Craig G. Lamborn Craig G. Lamborn	Vice President, Chief Financial Officer	June 7, 2002
William J. Almon, Sr.	Director	June 7, 2002
/s/ Peter D. Behrendt Peter D. Behrendt	Director	June 7, 2002
/s/ A. Laurence Jones A. Laurence Jones	Director	June 7, 2002
/s/ Thomas E. Pardun Thomas E. Pardun	Director	June 7, 2002
/s/ G. Jackson Tankersley, Jr. G. Jackson Tankersley, Jr.	Director	June 7, 2002